UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 22, 2024

Date of Report (Date of earliest event reported)

ETON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38738	37-1858472
(State of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification Number)

21925 W. Field Parkway, Suite 235
Deer Park, Illinois 60010-7208
(Address of principal executive offices) (Zip code)

(847) 787-7361
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ETON	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01: Entry into a Material Definitive Agreement

On November 22, 2024, Eton Pharmaceuticals, Inc. (the “Company”) entered into a Licensing Agreement (the “Licensing Agreement”) with AMMTeK. (the “Seller”), pursuant to which the Company has agreed to acquire the U.S. rights to Amglidia (glyburide oral suspension) from the Seller. Amglidia is being developed for the treatment of neonatal diabetes mellitus, a rare condition estimated to impact approximately 300 patients in the U.S. The product was approved by the European Medicines Agency in 2018 and has been granted Orphan Drug Designation by the U.S. FDA. The Seller has conducted a post-approval study tracking five years of real-world safety and efficacy in European patients, which will be used to support Eton’s New Drug Application (“NDA”) submission.

The Company intends to hold a meeting with the FDA in the first quarter of 2025 and retains the option to terminate the licensing agreement within 30 days of receiving FDA meeting minutes without liability for any milestone payments to the Seller. Under the terms of the Licensing Agreement, the Company will not make any upfront payments to Seller and could pay up to $2.35 million as follows:

●	$0.50 million following the receipt of FDA meeting minutes
●	$0.55 million upon NDA acceptance for review by the FDA
●	$1.30 million upon NDA approval by the FDA and first commercial sale

In addition, the Company would pay a royalty of 14% of net sales to the Seller.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

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Item 9.01: Financial Statements and Exhibits

Exhibit No.	Description

Exhibit 99.1	Press Release dated November 25, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 25, 2024	By:	/s/ James R. Gruber
James R. Gruber
Chief Financial Officer and Secretary
(Principal Financial Officer)

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